Adamis Pharmaceuticals Corporation 8-K

Exhibit 10.1

Certain confidential information contained in this document, marked by [***], has been omitted because it is not material and would likely cause competitive harm IF PUBLICLY DISCLOSED

PURCHASE AND SALE AGREEMENT

(1270 Dons Lane, Conway, Arkansas)

This Purchase and Sale Agreement (this "Agreement") is entered into as of the Effective Date (defined below), by and among Adamis Pharmaceuticals Corporation, a Delaware corporation ("Seller"), and FarmaKeio Pharmacy Network, LLC, a Texas limited liability company ("Purchaser").

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller certain real property and related improvements and leases that are more fully described below in accordance with the terms and conditions hereinafter provided.

NOW, THEREFORE, for good and valuable consideration received, and intending to be legally bound hereby, Seller and Purchaser do hereby covenant and agree as follows:

1.	Definitions. As used herein, the following capitalized terms shall possess the following meanings:

a.	“Earnest Money Deposit” means $480,000.

b.	“Closing” means the closing of the transaction contemplated by this Agreement, which shall occur within five (5) days after the Effective Date.

c.	“Effective Date” means the date of Escrow Agent’s signature to this fully-executed Agreement.

d.	“Escrow Agent” means [***}, Arkansas, [***].

e.	“Property” means that real property bearing a street address of 1270 Dons Lane, Conway, Arkansas that is more fully described on Exhibit A attached hereto, along with all tenant leases, improvements, appurtenances, rights and easements of every nature related thereto.

f.	“Purchase Price” means the sum of $1,525,000 payable in cash or other readily available funds.

g.	“Real Estate Brokers” means [***],as representative of the Seller, it being noted that Purchaser is not represented by a broker or agent.

h.	“Seller’s Diligence Materials” means a list of documents requested by Purchaser which Seller shall deliver to Purchaser within 5 business days after the receipt of said request, to the extent that such documents are within Seller’s possession.

2.	Purchase of Property. Seller agrees to sell and convey the Property to Purchaser, and Purchaser agrees to buy the Property from Seller in an “as is”, “where is”, and “with all faults”. For the avoidance of doubt, but subject to the express representations and warranties of Seller set forth in this Agreement, Seller provides no warranties or representations of any kind with regard to the nature of the Property and its improvements, or any other aspect of the Property except as otherwise expressly provided herein. Notwithstanding, Seller shall at Closing assign to Purchaser any and all third-party warranties applicable to the Property or any appurtenances located thereon.

3.	Purchase Price. Purchaser agrees to pay the Purchase Price to Seller at the Closing.

4.	[Reserved]

5.	Earnest Money Deposit. Before or substantially contemporaneously with the execution of this Agreement, Purchaser has delivered or will deliver the Earnest Money Deposit to the Escrow Agent, which shall be immediately nonrefundable to Purchaser. Should this transaction proceed to closing, then the Earnest Money Deposit shall be credited against the Purchase Price. Should Purchaser not otherwise close this transaction, then, except as otherwise set forth in this Agreement, the Earnest Money Deposit shall be paid to Seller as liquidated damages.

6.	Seller’s Due Diligence. Buyer acknowledges that prior to the Effective Date, its Due Diligence has been completed.

7.	Title Insurance Commitment. Seller has furnished to Purchaser at Seller’s sole cost and expense a commitment for title insurance (along with legible copies of all exception documents referenced therein and any and all surveys related thereto) issued by [***] in the full amount of the Purchase Price. Purchaser has had the right to inspect the foregoing and did not provide Seller with any objections thereto.

8.	No Further Encumbrances. Seller covenants and agrees that from the date hereof until the date of Closing, it shall not encumber or adversely affect title to the Property and will continue operating the Property in the same manner as so operated as of the date of this Agreement.

9.	Good and Merchantable Title. Seller covenants to convey to Purchaser at Closing good and marketable title in and to the Property by general warranty deed. For the purposes of this Agreement, "good and marketable title" shall mean fee simple ownership, free of all monetary claims or liens other than routine pre-printed exceptions which are not customarily removed by title companies in the State of Arkansas and those provisions identified in the Property title insurance commitment that are deemed not to be objectionable by Purchaser (the "Permitted Exceptions"). Notwithstanding anything to the contrary, Seller shall in all events (notwithstanding anything to the contrary contained in this Agreement) be obligated to cause to be released on or before Closing (i) all liens and claims of lien (including any tax, judgment, mechanic's and/or materialman's liens or claims of lien but excluding any inchoate ad valorem tax liens that relate to taxes that are not yet due and payable) filed against the Property; (ii) all items Seller agrees to cure in Seller’s response to Purchaser’s title objections; and (iii) any exceptions to title created by or otherwise permitted by Seller or its affiliates and not reflected in the initial title commitment, and in no event shall such items be Permitted Exceptions. In addition, and notwithstanding anything to the contrary, Seller covenants and agrees to satisfy any Schedule B-I requirements shown on the title commitment that require Seller's action to allow for issuance of the title policy or which are otherwise within Seller's control.

10.	Closing. The closing of the acquisition and sale of the Property by Purchaser and Seller shall occur at Closing.

11.	Place of Closing. The Closing shall take place at the office of the Escrow Agent, or at any other location at the parties hereto might mutually agree upon.

12.	Seller's Deliveries and Conditions to Purchaser's Obligations; Closing Conditions. Seller shall execute and deliver at Closing the following documents, dated the date of Closing, the form of each of which shall be reasonably acceptable to Seller and Purchaser:

a.	Warranty Deed. A general warranty deed duly executed by Seller conveying to Purchaser good and marketable title to the Property, with the legal description provided in the Escrow Agent’s commitment for the Title Policy, subject only to the Permitted Exceptions;

b.	Bill of Sale; Assignment of Warranties. A bill of sale and assignment of warranties (including to the extent still in existence, all roof, HVAC, and other warranties applicable to the Property appurtenances) executed by Seller conveying to Purchaser good and merchantable title to all personal property located upon the Property and all warranties applicable thereto;

c.	FIRPTA Certificate. A certificate duly executed by Seller setting forth Seller's address and Social Security or tax identification number and certifying whether or not Seller is a foreign person for purposes of the Foreign Investment in Real Property Tax Act;

d.	Assignment. An assignment, duly executed by Seller in recordable form, assigning and transferring to Purchaser all of Seller's right, title and interest in any and all leases, and operating or maintenance agreements applicable to the Property or its appurtenances, which Purchaser has otherwise agreed in writing to assume;

e.	Evidence of Termination. Evidence of termination of any service contracts relating to the Property which either (i) Purchaser has not elected in writing to assume at Closing or (ii) which are not assignable as of Closing, all in form and substance reasonably acceptable to Purchaser;

f.	Closing Statement. A closing statement duly executed by Seller, setting forth in reasonable detail the financial transaction contemplated by this Agreement, including without limitation the Purchase Price, all prorations, the allocation of costs specified herein, and the source, application and disbursement of all funds; and

g.	Additional Documents. Such other documents as Purchaser or its counsel may reasonably require.

In addition to the foregoing, the obligations of the Purchaser hereunder are additionally contingent upon (collectively, the “Seller’s Closing Conditions”):

a.	Purchaser’s acquisition of certain personal property located upon the Property, and the payment of the $475,000 purchase price related thereto, pursuant to the provisions that certain personal property sale and purchase agreement that the parties hereto have separately executed (the “Personal Property Purchase Agreement”);

b.	Seller’s representations and warranties being true and correct in all material respects on the Closing and Seller being in compliance with all of the covenants under this Agreement as of the Closing;

c.	There being no material change in the condition of the Property;

d.	Seller’s timely and full performance of all of its material obligations under this Agreement; and

e.	Purchaser’s receipt, as of the date of Closing, of an updated title commitment for the issuance of the Title Policy.

13.	Purchaser’s Deliveries and Conditions to Seller’s Obligations. Purchaser shall perform the following obligations and shall execute and deliver the following documents all as of the date of Closing:

a.	Delivery of Purchase Price. Purchaser (and/or any lender of Purchaser) shall have delivered via wire transfer or other readily-available funds the net Purchase Price to the Escrow Agent along with the purchase price related to the Personal Property Purchase Agreement;

b.	Purchaser’s Certificate. A certificate duly executed by the Purchaser certifying that each and every warranty and representation made by the Purchaser in this Agreement is true and correct as of the Closing, as if made by Purchaser at such time;

c.	Assumption. An assumption of any and all other contracts which Purchaser has elected in writing to assume at Closing;

d.	Closing Statement. A closing statement duly executed by Purchaser setting forth in reasonable detail the financial transaction contemplated by this Agreement including without limitation the Purchase Price, all prorations, the allocation of costs specified herein, and the source, application and disbursement of all funds; and

e.	Additional Documents. Such other documents as Seller or its counsel may reasonably require.

In addition to the foregoing, the obligations of the Seller hereunder are additionally contingent upon (collectively, the “Purchaser’s Closing Conditions”) (Seller’s Closing Conditions and Purchaser’s Closing Conditions, collectively, the “Closing Conditions”):

a.	Purchaser’s representations and warranties being true and correct in all material respects on the Closing and Purchaser being in compliance with all of the covenants under this Agreement as of the Closing;

b.	Purchaser’s payment at Closing of the purchase price identified in the Personal Property Purchase Agreement; and

c.	Purchaser’s timely and full performance of all of its material obligations set forth within this Agreement.

14.	Closing Costs. Seller shall pay the premium associated with the issuance of a standard coverage title insurance policy related to this transaction. Purchaser shall be responsible for the payment any transfer taxes or documentary stamps, and the cost of any extended title insurance coverage or endorsements otherwise required by the Purchaser or any current or additional lender. Each party shall pay their own legal fees and costs. All other closing costs shall be split in accordance with local custom.

15.	Prorations. At the Closing, the following items shall be prorated between Purchaser and Seller:

a.	all assessments, taxes and other similar charges assessed against the applicable Property (provided that if any such charges are not known as of the Closing then Seller and Purchaser shall use the most-recent tax statement or other reasonable means for prorating such charges and shall thereafter adjust such proration as soon as reasonably practicable; this provision shall survive Closing);

b.	charges, if any, for utilities servicing the Property, including, without limitation, charges for gas, electricity and water;

c.	payments, if any, under service and similar contracts affecting the Property;

d.	any and all amounts due under leases and operating agreements encumbering the Property, and

e.	all other charges and fees customarily prorated and adjusted in similar transactions.

For purposes of making such prorations, Seller shall have the benefits and burdens of ownership on the day of Closing.

16.	Real Estate Commission. Purchaser and Seller represent and warrant that neither party has dealt with any broker or other finder in connection with the sale to Purchaser of the Property, with the exception of the Real Estate Broker which will be compensated by Seller at Closing. Each party agrees to indemnify and hold harmless the other from any claim made by brokers or agents who claim to act for the party sought to be charged for a commission, compensation, brokerage fees, or similar payment in connection with this transaction and against any and all expense or liability arising out of any such claim.

17.	Possession of Subject Property. Seller shall deliver possession of the Property to Purchaser at the time of Closing.

18.	Seller Representations and Warranties. Seller hereby represents and warrants to Purchaser as of the Effective Date and again as of the Closing that:
a.	Seller is the owner in fee simple of the Property;
b.	there are no unrecorded mortgages, leases, liens or encumbrances which may affect title to the Property;
c.	to Seller’s knowledge, no parties have delivered to Seller any notices of violation of any land use restrictions, environmental regulations or other rules or regulations affecting the Property;
d.	to Seller’s knowledge, there are no intended public improvements which will or could result in any charges being assessed against the Property which will result in a lien upon the Property;
e.	to Seller’s knowledge, there is no impending or contemplated condemnation or taking by inverse condemnation of the Property, or any portion thereof, by any governmental authorities;
f.	there are no suits or claims pending or to Seller’s knowledge, threatened with respect to or in any manner affecting the Property, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Purchaser by Seller;

g.	Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party;
h.	to Seller’s knowledge, no changes in the zoning or land use regulations applicable to the Property are pending or threatened;
i.	this transaction will not in any way violate any other agreements to which Seller is a party;
j.	Seller is duly organized, validly existing and in good standing under the laws of the state of its organization, and Seller is authorized to transact business in the state in which the Property is located and Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the closing documents as described above;
k.	to Seller’s knowledge, all amounts due and payable by Seller under any leases or other contracts affecting the Property have been paid in full and no default of Seller exists under any contracts affecting the Property and, to Seller’s knowledge after due inquiry, no default of any other party exists under any of any contracts affecting the Property;
l.	Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about the Property of any matters so deemed to be environmentally hazardous by any local, state or federal rules or regulations;
m.	except as set forth in Seller’s Diligence Materials, to Seller’s knowledge, there is not now, nor has there ever been, on or in the Property or any portion thereof underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment;
n.	as of the Closing, after giving effect to the transactions contemplated by this Agreement, Seller will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liabilities on existing debts as they mature); (b) have unreasonably small capital with which to engage in its business; or (c) have incurred debts beyond its ability to pay as they become due;

o.	Seller has not made any general assignment for the benefit of creditors, become insolvent or filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or an arrangement or composition, extension or readjustment of its indebtedness or consented, in any creditors’ proceeding, to the appointment of a receiver or trustee of Seller or the property or any part thereof of either of them or been named in an involuntary bankruptcy proceeding and to Seller’s knowledge, no such actions are contemplated or have been threatened;
p.	there is no litigation pending or judgments outstanding or threatened in writing against Seller and Seller has not received written notice of, and is not otherwise aware of, any pending or threatened claims, actions, suits, arbitrations, proceedings or investigations by or before any court or arbitration body, any governmental, administrative or regulatory authority, or any other body, which would affect the Property or the ability of Seller to complete the transactions contemplated in this Agreement;
q.	Seller has caused no construction or other work to be done upon the Property that either has resulted in or could result in the imposition of a mechanics or materialmen’s lien or encumbrance affecting the Property on and after Closing;
r.	Seller has not received any written notice of violation from any governmental authority as to the use or operation of the Property, and to Seller’s knowledge, Seller has operated the Property in material compliance with all applicable laws, rules and regulations;
s.	Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”); and
t.	neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control.

All of the foregoing warranties or representations of Seller will survive Closing for a period of nine months from and after the date of Closing. Purchaser shall be deemed to possess knowledge of all matters contained or disclosed within the documents collectively comprising Seller’s Diligence Materials.

Further, Seller hereby covenants to Purchaser as of the Effective Date that Seller shall, at its sole cost:

i.	operate and continue to operate the Property in the ordinary course of business;

ii.	maintain the Property in its then current condition;

iii.	pay prior to the Closing, all sums due for work, materials or services furnished or otherwise incurred in the ownership, use or operation of the Property up to the Closing;

iv.	exercise reasonable efforts to comply with all governmental requirements applicable to the Property;

v.	except as required by a governmental agency, not place or permit to be placed on any portion of the Property any new improvements of any kind or remove or permit any improvements to be removed from the Property without the prior written consent of Purchaser; and

vi.	except as required by a governmental agency, not restrict, rezone, file or modify any development plan or zoning plan or establish or participate in the establishment of any improvement district with respect to all or any portion of the Property without Purchaser’s prior written consent;

vii.	between the Effective Date and Closing, Seller may not cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, and/or similar liens or encumbrances to arise or to be imposed upon the Property or any portion thereof that affects title thereto, or allow any amendment or modification to any existing easements or encumbrances without the prior written consent of Purchaser; and

viii.	should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Article after the Effective Date and prior to the Closing, Seller will immediately notify Purchaser of the same in writing.

For the purposes of the above referenced warranties and representation, the term “Seller” shall mean David J. Marguglio, as a principal officer of Seller, and Seller’s property management firm responsible for managing and administering the Property, and none other. Seller shall and does hereby indemnify against, defend and hold Purchaser harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees (at trial and on appeal) which Purchaser may incur, by reason of any misrepresentation by Seller or any breach of any of Seller’s warranties or covenants; provided, however, that Purchaser agrees that Seller shall possess no liability with regard to any breach of Seller’s warranties or representations to the extent that damage or any indemnification liability arising from any such breach does not equal at least $10,000. Purchaser further agrees that Seller’s maximum indemnification liability arising from a breach by Seller of any of Seller’s warranties and representations shall not, in the aggregate, exceed $100,000. The representations and warranties of Seller contained in this Agreement shall survive the Closing or earlier termination of this Agreement for a period of 12 months.

Notwithstanding any other provision herein to the contrary, but subject to Seller’s express representations and warranties contained in this Agreement, Purchaser acknowledges that Purchaser is acquiring the Property in its existing condition, “AS IS, WHERE IS, AND WITH ALL FAULTS” and, that Purchaser has had an opportunity to perform all Property inspections and investigations that the Purchaser believes are necessary in order to protect the Purchaser’s interest in and its contemplated use of the property. Other than the express representations and warranties of the Seller as contained within this Agreement, Purchaser acknowledges and agrees that neither Seller nor any person or entity acting by or on behalf of the Seller nor any officer, director or agent of the Seller has made any other verbal or written warranties, representations, inducements, promises, agreements, assurances or statements of any kind upon which the Purchaser is relying in connection with the Purchaser’s acquisition of the Property including, without limitation, warranties, representations or statements regarding governmental regulations applicable to the Property and/or hazardous substances violative of federal or state environmental laws that may pertain to the Property. Excluding any express representation or warranty set forth in this Agreement, Seller hereby disclaims all warranties implied by law; all implied warranties of merchantability, habitability or fitness for a particular purpose; warranties or representations regarding the water, soil conditions or geology applicable to the Property; warranties and representations regarding any rights of way, encumbrances or exceptions applicable to the Property; and/or warranties and representations pertaining to the Property’s compliance with any federal or state regulations. Purchaser acknowledges and agrees that Seller has made no warranties and representations regarding the completeness of the documents collectively comprising Seller’s Diligence Materials and Purchaser further acknowledges that certain of said materials have been prepared by third parties and the veracity and accuracy of the information contained therein has not been verified by Seller. If Seller or Purchaser obtain knowledge of any facts or circumstances that would render as inaccurate any of the warranties or representations of Seller, and notice of such event shall be provided to the other party, thereafter, the other party shall have the option of either waving the breach of warranty or change and proceed to closing, or, terminating this Agreement in which event the Earnest Money Deposit shall be returned to the Purchaser. If, under such circumstances, Purchaser opts not to terminate this Agreement, then Purchaser shall be deemed to have waived its rights to terminate this Agreement in connection with the breach of such warranty or representation (but not any future breaches of Seller’s representations and warranties) and shall have elected to waive all rights and remedies at law or in equity with respect to the subject warranty or representation (but not any future breaches of Seller’s representations and warranties).

19.	Purchaser Representations and Warranties. Purchaser hereby represents and warrants to Seller as of the Effective Date and again as of the Closing that:

a.	Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization, and Purchaser is authorized to transact business in the state in which the property is located and Purchaser has full power and authority to execute, deliver and perform under this Agreement as well as under the closing documents as described herein;
b.	there is no litigation pending or judgments outstanding or threatened in writing against Purchaser and Purchaser has not received written notice of, and is not otherwise aware of, any pending or threatened claims, actions, suits, arbitrations, proceedings or investigations by or before any court or arbitration body, any governmental, administrative or regulatory authority, or any other body, which would affect the ability of Purchaser to complete the transactions contemplated in this Agreement;
c.	neither Purchaser nor its partners, members, officers, directors, investors, or shareholders, nor any of their respective affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations, or narcotics traffickers, including those persons or entities designated as a Specially Designated National pursuant to the Executive Order 13224 of the President of the United States dated as of September 23, 2001, as amended, or that appear on the Annex to the Executive Order or are included on any relevant lists maintained by the Office of Foreign Assets Control of the United States Department of Treasury, United States Department of State, or any other United States governmental agency, as amended from time to time (“Government List”). Neither Purchaser, nor any person controlling or controlled by Purchaser, is a country, territory, individual or entity named on a Government List, and, to Purchaser’s actual knowledge, the monies used in connection with this Agreement and the amounts committed with respect to this Agreement were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws or regulations.
20.	Risk of Loss. The risk of loss with respect to the Property will be upon Seller until Closing. In the event of any loss or damage to the Property subsequent to the Effective Date, Seller shall at its election either repair the same, or not repair the same. In the event Seller elects not to repair the same, Purchaser’s option shall be to terminate this Agreement, in which case the Earnest Money Deposit shall be returned to Purchaser, or to elect to proceed to Closing and receive any proceeds of insurance, if any, otherwise payable to Seller as a result of such loss or damage.

21.	Eminent Domain. Should the Property or any portion thereof be taken by condemnation or conveyed under the threat of condemnation prior to Closing, or if there is any pending or threatened condemnation against the Property as of the date of Closing, Purchaser may, at its sole election, either: (i) terminate this Agreement by notifying Seller in writing on or before Closing, in which case the Earnest Money Deposit shall be refunded to Purchaser, and all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void, except as expressly provided herein; or (ii) proceed to Closing, in which event the Purchase Price shall be reduced by the total of any awards or other proceeds received by Seller on or before the date of Closing with respect to any taking, and, at Closing, Seller shall assign to Purchaser all of its right to any and all awards or other proceeds paid or payable thereafter by reason of any taking. Seller shall notify Purchaser of the existence or threat of eminent domain proceedings within 5 days after Seller learns thereof.

22.	Casualty. Until the purchase of the Property has been consummated on the date of Closing, all risk of, or damage to, or destruction of, the Property, whether by fire, flood, tornado, hurricane or other casualty, or by the exercise of the power of eminent domain, or otherwise, shall belong to and be borne by the Seller. If, prior to Closing, the Property or any part thereof shall be damaged or destroyed, Purchaser, at Purchaser’s option, may declare this Agreement null and void except as expressly provided herein and receive a full refund of the Earnest Money Deposit. If Purchaser elects to proceed and to consummate the transfer and conveyance under this Agreement despite such damage or destruction, there shall be no reduction in, abatement of or set-off against the Purchase Price, and Seller shall (i) assign to Purchaser all of Seller’s right, title and interest in and to all insurance proceeds resulting from such damage or destruction and (ii) be responsible for the payment of any and all insurance deductibles in connection with such casualty event(s). Seller agrees to keep the Property and all improvements located thereon insured against fire and all other hazards at the Property’s full insurable value.

23.	Default; Liquidated Damages. If Seller breaches this Agreement, including, without limitation, a breach of any representation or warranty of Seller set forth herein and/or the failure of Seller to satisfy any conditions precedent to the Closing as specified herein, by written notice to Seller and Escrow Agent, Purchaser may (i) bring an action for specific performance of this Agreement or (ii) terminate this Agreement whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Purchaser, Seller shall promptly reimburse Purchaser for all actual, reasonable out-of-pocket expenses incurred by Purchaser in connection with this Agreement (not to exceed $25,000) and neither of the parties shall have any further liability or obligation hereunder. If Purchaser elects to pursue an action for specific performance and such action is denied by a competent court of jurisdiction, Purchaser shall then have the right to pursue the remedy specified in (ii) above. Alternatively, if acceptable to Purchaser, Purchaser may otherwise proceed forward with the closing of this transaction in which event the terms of this Agreement shall remain in full force and effect.

If Purchaser breaches this Agreement, the Earnest Money Deposit shall be paid to the Seller as liquidated damages and all other financial and other liabilities by between the parties hereto shall terminate in full.

Notwithstanding the foregoing, either party shall not be in default pursuant to this Agreement unless and until the other party has delivered notice of default and such default has not been cured within 3 business days following delivery of such notice; provided, however, that either party’s failure to timely close shall be an immediate event of default.

24.	Entire Agreement; Counterparts; Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior understandings or agreements between the parties, which shall be of no force or effect upon the execution of this Agreement. This Agreement may be executed in one (1) or more duplicate original counterparts, each of which shall be effective as and shall constitute an original document binding upon the party or parties signing the same. It is agreed that PDF signatures, DocuSign signatures, or other alternative electronic signatures hereon shall be just is enforceable as original signatures hereto.

25.	Assignment. Purchaser reserves the right to assign its rights hereunder to a related third party owned and controlled by Purchaser at any time upon the delivery of written notice of such assignment to Seller.

26.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, devisees, personal representatives, successors and assigns.

27.	Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT. As used in this Agreement, a “business day” shall mean any day which is not a Saturday, Sunday or day in which national banking institutions are closed for business. If any time period or period for performance shall expire on a day which is not a business day, then such period shall automatically be extended until the next business day.

28.	Construction. Each party hereto hereby acknowledges that all parties hereto participated equally in the drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than the other.

29.	Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Arkansas.

30.	Date Hereof. For purposes of this Agreement, "the date hereof" or similar references shall mean the Effective Date.

31.	Acceptance. Purchaser’s offer to acquire the Property shall terminate unless this Agreement is accepted and executed by Seller within 5 business days after the date that this offer is tendered by Purchaser, which date is identified below adjacent to Purchaser’s signature block.

32.	Attorneys’ Fees. If either party commences an action against the other to enforce any of the terms hereof or because of the breach by either party of any of the covenants, terms or conditions hereof, the prevailing party shall be entitled to costs, expenses, and reasonable attorneys' fees at both trial and appellate levels, incurred in connection with the bringing and/or defense of any such action.

33.	WAIVER OF JURY TRIAL. SELLER AND PURCHASER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE SELLER AND PURCHASER ENTERING INTO THIS AGREEMENT.
34.	Exclusivity; No-Shop. As an inducement for Purchaser to commit the resources, forego other potential opportunities, and incur the legal, accounting, survey, architectural, inspection and incidental expenses necessary to properly evaluate the acquisition of the Property, Seller agrees that during the term of this Agreement, Seller and its officers, directors, employees and agents will not initiate, solicit, encourage, directly or indirectly, or accept an offer or proposal regarding the possible purchase and sale of the Property by any person or entity other than Purchaser until the termination of this Agreement.
35.	Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by Federal Express or other overnight or same day courier service providing a return receipt, (iii) mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, when refused or when the same cannot be delivered, as evidenced on the return receipt), or (iv) sent by electronic mail (and shall be effective on the day and at the time transmitted):
If to Seller:	Adamis Pharmaceuticals Corporation
11682 El Camino Real
Suite 300
San Diego, CA 92130
E-mail: [***]

With a copy to:

[***]

If to Purchaser:	FarmaKeio Pharmacy Network, LLC
Dan Deneui
920 South Kimball Ave.
Suite 100
Southlake, TX 76092
E-mail: [***]

Any failure by either party to accept any notice delivered pursuant to the terms of this section shall not invalidate the effectiveness of such notice. Notices given by either party’s attorney shall be deemed to be given from the party represented by such attorney.

[SIGNATURES ON THE FOLLOWING PAGE]

(Signature Page to Purchase and Sale Agreement)

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year written thereof.

SELLER:

Adamis Pharmaceuticals Corporation

By:	/s/ David J. Marguglio
Name: David J. Marguglio
Title: President & COO

Date of Execution: July 19, 2023

PURCHASER:

FarmaKeio Pharmacy Network, LLC

By:	/s/ Daniel DeNeui
Name: Daniel D. DeNeui
Title: CEO

Date of Execution: July 19, 2023

ESCROW AGENT:

Beach Abstract and Guaranty Company

By:	/s/ Renea Hendershot
Name: Renea Hendershot
Title: Escrow Officer

Date of Execution: July 20, 2023
(the “Effective Date”)

EXHIBIT A

LEGAL DESCRIPTION